Exhibit 99.1

CSK AUTO CORPORATION ANNOUNCES THE SALE BY THE CARMEL GROUP OF ALL OF THEIR REMAINING SHARES

PHOENIX, AZ, November 15, 2002 — CSK Auto Corporation (NYSE: CAO) announced today that entities affiliated with the Carmel Group have entered into an agreement to sell the approximately 3.0 million shares of CSK Auto Corporation common stock that they hold in an underwritten offering through Merrill Lynch & Co. The offering is expected to close on Wednesday, November 20, 2002, and will be made pursuant to the shelf registration statement filed by the Company with the Securities and Exchange Commission on October 24, 2002. The Company will not receive any proceeds from the sale of this common stock. In connection with the sale of these shares, Jules Trump, Eddie Trump and Robert Smith have stated that they will resign their directorships in the Company upon the closing of the transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Copies of the written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, (212) 449-1000.

CSK Auto Corporation is the parent of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of November 3, 2002, the Company operated 1,111 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. The forward-looking statements are subject to risks, uncertainties, and assumptions, including but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

Contact: Don Watson (602) 631-7224

4